Exhibit 10.6

Certain identified information has been excluded from the exhibit pursuant to Item 601(a)(6) of Regulation S-K due to personal privacy concerns or pursuant to Item 601(b)(10)(iv) because it is both not material and is the type of information that the registrant treats as private or confidential. Redacted information is indicated by: [***]

Execution Copy

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this "Agreement") is made effective as of July 14, 2010 (the "Effective Date") by and between Amorfix Life Sciences Ltd., a Canadian corporation with a principal place of business at 3403 American Drive, Mississauga, Ontario, L4V 1T4, Canada ("Amorfix"). and Biogen Idec MA Inc., a Massachusetts corporation with a place of business at 14 Cambridge Centre, Cambridge, MA 02142 ("Biogen Idec"). Amorfix and Biogen Idec are each hereafter referred to individually as a "Party" and together as the "Parties."

WHEREAS, Amorfix is the owner of or otherwise controls certain proprietary Licensed Patent Rights and Licensed Technology (as defined below);

WHEREAS, Biogen Idec desires to obtain an exclusive license from Amorfix under such Licensed Patent Rights and Licensed Technology to develop and commercialize Licensed Products; and

WHEREAS, Amorfix desires to grant such license to Biogen Idec on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.                  DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings specified below or elsewhere herein.

1.1              "Additional Agreements" means all agreements with Third Parties, other than Upstream Agreements, pursuant to which Amorfix has provided or is obligated to provide any materials within the Licensed Technology or granted any rights-under the Licensed Technology in any field, including the right to perform research or publish the results of any research relating to the Licensed Technology, which agreements includes the agreements listed on Exhibit F.

1.2              "Affiliate" means any corporation, firm, limited liability company, partnership or other entity that controls or is controlled by or is under common control with a Party to this Agreement. For purposes of this Section 1.2, "control" means ownership, directly or indirectly through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

1.3              "Combination Product Reduction" has the meaning set forth in Section 1.17.

1.4              "Confidential Information" means with respect to a Party (the "Receiving Party"), all information in any form (including written, visual, electronic, oral and otherwise) that is (i) disclosed by the other Party (the "Disclosing Party") to the Receiving Party and (ii) marked "Confidential" or "Proprietary," or if disclosed not in writing, identified as confidential or proprietary when disclosed and confirmed in writing as such within 30 days of disclosure; provided, however, that Confidential Information shall not include information that the Receiving Party can demonstrate by written record or other suitable documentary evidence, (a) as of the date of disclosure is demonstrably known to the Receiving Party or its Affiliates other than by virtue of a prior confidential disclosure to such Party or its Affiliates; (b) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Receiving Party; (c) is obtained from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality; or (d) is independently developed by or for the Receiving Party without reference to or reliance upon any Confidential Information of the Disclosing Party. For greater certainty, Amorfix's Confidential Information includes the terms of all Upstream Agreements.

1.5              "Control" or "Controlled" means with respect to any Patent Rights or Technology, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights, or Technology, as provided for herein without violating the terms of any arrangement or agreements between such Party and any Third Party.

1.6              "Data" means any data, information and reports relating to the Existing Products that are part of the Licensed Technology.

1.7              "First Commercial Sale" means, on a country-by-country basis, the date of the first arm's length transaction, transfer or disposition for value by or on behalf of Biogen Idec or any Affiliate or Sublicensee of Biogen Idec to a Third Party of a Licensed Product for end use or consumption of such Product . First Commercial Sale excludes any sale or other distribution for use in a clinical trial or other development activity, or for compassionate use or on a named patient basis, where same has been disclosed to Amorfix in writing.

1.8              "FDA" means the United States Food and Drug Administration and any successor agency or authority thereto.

1.9              "IND" means an investigational new drug application (as defined in Title 21 of the United States Code of Federal Regulations or any successor law or regulations thereto, as amended from time to time) filed or to be filed with the FDA with regard to any Licensed Product.

1.10          "Indication" means a distinct illness, sickness, interruption, cessation or disorder of a particular bodily function, system, tissue type or organ, or sign or symptom of any such items or conditions, regardless of the severity, frequency or route of any treatment, dosage strength or patient class, for which Regulatory Approval is being sought and which will be referenced on any Licensed Product labeling.

1.11          "Indemnitee" mean an Amorfix Indemnitee or a Biogen Idec Indemnitee, as applicable.

1.12          "Licensed Field" means treatment, including Theranostics, and prevention of the Indication amyotrophic lateral sclerosis ("ALS") in humans, and such Indications as may be expanded by mutual agreement of the Parties or in accordance with Section 2.2 (Option to Expand Licensed Field). "Licensed Field" (including any Option Indications) specifically excludes vaccines.

1.13          "Licensed Patent Rights" means all Patent Rights which are Controlled by Amorfix or an Amorfix Affiliate as of the Effective Date or become Controlled by Amorfix or an Amorfix Affiliate during the Term, that cover the research, development, manufacture, use or sale of the Licensed Products, whether or not for commercial purposes, or that would otherwise be necessary or useful for the manufacture, use or sale of Licensed Products. The Licensed Patent Rights as of the Effective Date include the Patent Rights listed in Exhibit A. Exhibit A shall be updated by Amorfix by written notice to Biogen Idec on a semi-annual basis during the Term to include any additional patents and patent applications not previously listed; however, the exclusion of a patent or patent application from Exhibit A is not to be deemed a conclusive indication of whether that patent or application is or should be considered a "Licensed Patent Right" for purposes of this Agreement.

1.14          "Licensed Product" means any one or more of the (i) the Existing Product and (ii) Other Products, defined as follows:

1.14.1    "Existing Product" means any composition that contains a monoclonal antibody (including affinity-matured derivatives thereof), or fragment thereof, that binds to misfolded Human Superoxide Dismutase-1 (SOD-1) and is listed on Exhibit B.

1.14.2    "Other Product" means any composition (other than an Existing Product) that contains a monoclonal antibody, or fragment thereof, that binds to misfolded Human Superoxide Dismutase-1 (SOD-1) and either (i) is derived from any one or more antibodies (or genetic materials encoding them) provided to Biogen Idec as part of the Licensed Technology, or (ii) the manufacture or sale of which would, absent the license granted herein, infringe a Valid Claim of the Licensed Patent Rights.

1.15          "Licensed Technology" means and includes all Technology, whether or not patentable, Controlled by Amorfix or its Affiliates as of the Effective Date or which becomes Controlled by Amorfix or an Amorfix Affiliate during the Term that is necessary or useful for the research, development, manufacture, use or sale of the Licensed Products, including antibodies identified during the Term. The Licensed Technology includes, without limitation, the Technology listed on Exhibit C but excludes any Technology expressly excluded on Exhibit C.

1.16          "Major Market Countries" means Canada, France, Germany, Italy, Japan, Spain, the United Kingdom and the United States of America.

1.17          "Net Sales" means the gross invoiced sales price for all Licensed Products sold by Biogen Idec, its Affiliates or Sublicensees to Third Parties throughout the Territory during each calendar quarter, less the following amounts incurred or paid by Biogen Idec or its Affiliates or Sublicensees during such calendar quarter with respect to sales of Licensed Products regardless of the calendar quarter in which such sales were made:

(a)              trade, cash and quantity discounts or rebates actually allowed or taken, including discounts or rebates to governmental or managed care organizations;

(b)              credits or allowances actually given or made for rejection of, and for uncollectible amounts on, or return of previously sold Licensed Products (including Medicare and similar types of rebates);

(c)              any charges for insurance, freight, and other transportation costs directly related to the delivery of Licensed Product to the extent included in the gross invoiced sales price;

(d)              any tax, tariff, duty or governmental charge levied on the sales, transfer, transportation or delivery of a Licensed Product (including any tax such as a value added or similar tax or government charge) borne by the seller thereof which is not refundable to the seller, other than franchise or income tax of any kind whatsoever; and

(e)              any import or export duties or their equivalent borne by the seller.

"Net Sales" shall not include sales or transfers between Biogen Idec and its Affiliates or Sublicensees, unless the Licensed Product is consumed by the Affiliate or Sublicensee. For ease of administration, Net Sales by Sublicensees may be calculated using the deductions set forth in the applicable sublicense agreement instead of the deductions set forth above, so long as such deductions are commercially reasonable.

In the event that a Licensed Product is covered by a Valid Claim in the country sold and is sold in combination with another active ingredient or component having independent therapeutic effect or diagnostic utility, then "Net Sales," for purposes of determining royalty payments on the combination, shall be calculated using one of the following methods (the "Combination Product Reduction"):

(a)               By multiplying the Net Sales of the combination by the fraction A/A+B, where A is the gross selling price, during the royalty paying period in question, of the Licensed Product sold separately, and B is the gross selling price, during the royalty period in question, of the other active ingredients or components sold separately; or

(b)               In the event that no such separate sales are made of the Licensed Product or any of the active ingredients or components in such combination package during the royalty paying period in question, Net Sales, for the purposes of determining royalty payments shall be calculated using the above formula where A is the commercial value, as reasonably estimated by Biogen Idec consistent with standard industry practices, of the Licensed Product sold separately and B is the commercial value, as reasonably estimated by Biogen Idec consistent with standard industry practices, of the other active ingredients sold separately.

1.18          "Option Indication" means each Indication designated in writing by Biogen Idec in connection with its exercise of an Option Right.

1.19          "Patent Rights" means the rights and interests in and to issued patents and pending patent applications (including inventor's certificates and utility models) in any country or jurisdiction within the Territory, including all provisionals, substitutions, continuations, continuations-in-part, divisionals, supplementary protection certificates, renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, patents of addition thereof, PCTs and foreign counterparts.

1.20          "Phase I Clinical Trial" means a human clinical trial, the principal purpose of which is a determination of metabolism, pharmacokinetics and/or preliminary safety in healthy individuals or patients with the disease being studied, as further described in 21 C.F.R. §312.21(a) (including any such equivalent clinical study in any country other than the United States).

1.21          "Phase II Clinical Trial" means a human clinical trial conducted on patients with the disease being studied for the principal purpose of achieving a preliminary determination of efficacy and selection of the dose regimen(s) to be studied in a Phase III Clinical Trial of a Licensed Product, as further described in 21 C.F.R. §312.21(b), and, if the defined end-points are met, is sufficient to allow the conduct of such a Phase III Clinical Trial (including any such equivalent clinical study in any country other than the United States), all in accordance with the trial protocol. For clarity: (a) to be a Phase II Clinical Trial, the protocol must include at least one primary end-point pertaining to efficacy; and (b) if a trial is planned as a two-stage trial, in which the first stage is a Phase I Clinical Trial, and if the defined safety endpoints are met as described in the protocol for such trial, the trial proceeds to a second stage that meets the criteria above for a Phase II Clinical Trial, then only such second, Phase II stage of such trial shall be deemed a Phase II Clinical Trial.

1.22          "Phase III Clinical Trial" means a human clinical trial, the principal purpose of which is to establish safety and efficacy in patients with the disease being studied, as further described in 21 C.F.R. §312.21(c) (including any such equivalent clinical study in any country other than the United States), which is designed and intended to be of a size and statistical power sufficient to serve as a pivotal study to support the filing of a Regulatory Approval for the Indication being studied, all in accordance with the trial protocol.

1.23           "Protected Antibodies" means the monoclonal antibodies known as 3H1 and 10E1 1C11, including affinity-matured derivatives and fragments thereof, that bind to SOD-1; provided that 3H1 and/or 10E11C11 (and affinity-matured derivatives and fragments thereof) may be deemed to no longer be Protected Antibodies in accordance with Section 2.4.

1.24          "Qualified Study" means a well-controlled, blinded efficacy study in a standard animal model with well-accepted endpoints showing a dose response that is relevant to one or more Option Indications identified in the protocol for such study. For purposes of illustration, an example is set forth on Exhibit D.

1.25          "Regulatory Approval" means all approvals, licenses, registrations or authorizations of all government agencies in a country, necessary for the manufacture, use, storage, import, marketing and sale of a Licensed Product in such country, including any pricing and reimbursement approvals legally or practically required to market or sell a Licensed Product in such country. With respect to the EU, a Licensed Product shall be deemed to have received Regulatory Approval upon receipt of all regulatory approvals, marketing authorizations and pricing and/or reimbursement approvals required in the jurisdiction in question. Further, a Licensed Product will not be deemed to have received Regulatory Approval in the EU unless it has been approved in a Major Market Country within the EU.

1.26          "Royalty Term" means, with respect to each Licensed Product, the period commencing on the Effective Date and continuing on a country-by-country, and product-by-product basis until the later of (i) the last to expire of the Licensed Patent Rights covering the sale of the Licensed Product in such country or (ii) ten (10) years from the First Commercial Sale in such country.

1.27          "Sublicensee" means any Third Party to whom Biogen Idec grants a sublicense in writing of some or all of the rights granted to Biogen Idec under this Agreement on terms and conditions consistent with those set out in this Agreement, provided that a copy of the sublicense is provided to Amorfix within 30 days of its execution and delivery and that Biogen Idec may reasonably redact such copy.

1.28          "Technology" means and include any and all unpatented, proprietary ideas, inventions, discoveries, Confidential Information, biological materials, data, results, formulae, designs, specifications, methods, processes, formulations, techniques, ideas, know-how, technical information (including, without limitation, structural and functional information), process information, pre-clinical information, clinical information, and any and all proprietary biological, chemical, pharmacological, toxicological, pre-clinical, clinical, assay, control and manufacturing data and materials.

1.29          "Term" means the period commencing on the Effective Date and continuing until the expiration or termination of this Agreement in accordance with the terms hereof.

1.30          "Territory" means worldwide.

1.31          "Theranostics" means the testing of a human subject who has been diagnosed with or is at risk of developing a given Indication with the goal of predicting the likelihood of success or the risk of side effects of anti-SOD 1 therapy for such Indication, including tests for neutralizing antibodies against a therapeutic and predictive tests used in the course of researching or developing a Licensed Product, but for greater certainty Theranostics does not include diagnostics.

1.32          "Third Party" means any person or entity other than Biogen Idec, Amorfix and their respective Affiliates.

1.33          "Upstream Agreement" means each agreement between Amorfix and a Third Party pursuant to which Amorfix has in-licensed or been assigned any of the Licensed Patent Rights or any item of Licensed Technology, including the agreements listed on Exhibit E, as amended from time to time pursuant to Section 7.1(h).

1.34          "Upstream Entities" means each party to an Upstream Agreement who (or which) grants a license or assigns rights thereunder to Amorfix, or who (or which) acknowledges or gives any consent to such a license or assignment.

1.35          "Valid Claim" means a claim in an issued, unexpired patent or in a pending patent application within the Licensed Patent Rights that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) is not lost through an interference proceeding. Notwithstanding the foregoing, if a claim of a pending patent application within the Licensed Patent Rights has not issued as a claim of a patent within the five (5) years after the PCT filing date (or the first national filing date if no PCT was filed), such claim shall not be a Valid Claim for the purposes of this Agreement, unless and until such claim issues as a claim of an issued patent (from and after which time the same shall be deemed a Valid Claim subject to paragraphs (a) and (b) above).

1.36          Additional Definitions. Each of the following terms shall have the meaning described in the corresponding section of this Agreement indicated below:

Term	Section	Term	Section
Agreement	Recitals	New Data	9.5
ALS	1.12	Notice to Partner	2.2.1(i)
Amorfix	Recitals	Option Exercise	2.2.1(ii)
		Notice
Amorfix Indemnitee	8.1,1	Option Right	2.2.1
Ancillary Confidential Information	5.2	Party and Parties	Recitals
Biogen Idec
Biogen Idec	8.1.2	Prosecution Costs	6.2
Indemnitee
Effective Date	Recitals	Released Antibody	2.4
Collaborators	5.3.2	Required Disclosure	5.3.2
Developments	7.1(k)	Required Filings	6.1.2
Indemnifying Party	8.2	Term	9.1
Initiation	4.3.1(iii)
Negotiation Period	2.2.1(ii)

2.             GRANT OF RIGHTS

2.1           License to Biogen Idec.

2.1.1        Grant of License. Subject to the terms and conditions of this Agreement, Amorfix hereby grants to Biogen Idec an exclusive license, including the right to grant sublicenses to Sublicensees, under the Licensed Patent Rights and Licensed Technology, to research, have researched, develop, have developed, make, have made, use, have used, sell, offer for sale, have sold, import, have imported, export and have exported, Licensed Products and to practice the Licensed Technology, in the Territory, for any and all uses within the Licensed Field. For greater certainty, this license does not grant to Biogen Idec any right to exploit the algorithm disclosed in PCT/CA2009/001413 to identify target epitopes in any protein other than SOD1, or the epitope protection assay disclosed in W005/019828 for purposes of detecting a target other than SOD1.

2.1.2        Retained Rights.

(i)             Biogen Idec agrees that Amorfix may permit academic and other not-for-profit research institutions to utilize the Licensed Patent Rights and Licensed Technology solely for in vitro and animal studies for non-commercial research purposes (i.e., research purposes that do not involve any use in humans and which do not use the Licensed Patent Rights or Licensed Technology in the production or manufacture of products for sale or the performance of services for a fee), except that any use for research purposes commencing after the date of this Agreement within the Licensed Field shall require Biogen Idec's prior approval on a case-by-case basis. Amorfix shall disclose to Biogen Idec the identity of any entity to which it proposes to provide access (whether inside or outside the Licensed Field) to the Licensed Patent Rights or Licensed Technology (including the provision of antibodies) after the date of this Agreement and provide a copy of the research plan and all data and reports generated by such entity in connection with such research plan and all proposed and actual publications relating thereto. Amorfix agrees to include the foregoing restrictions and disclosure obligations in a written agreement with the recipient of such rights and any related materials. Notwithstanding the foregoing, Biogen Idec agrees that pursuant to the Upstream Agreements, upstream licensors may have research rights that are retained by Amorfix on behalf of such upstream licensors on the terms and conditions set out in the Upstream Agreements.

(ii)           Amorfix shall use reasonable efforts to ensure that any intellectual property arising from such research activities, including under all Upstream Agreements, that is necessary or useful for the research, development, manufacture, use or sale of the Licensed Products shall be automatically included in the rights licensed to Biogen Idec, and if, despite reasonable efforts, Amorfix is unable to do so, Amorfix shall ensure (1) that such intellectual property is subject to at least an option in a form reasonably acceptable to Biogen Idec and directly exercisable by Biogen Idec for an exclusive worldwide license at a reasonable rate to be negotiated in good faith and (2) that copies of notices of new inventions be sent directly to Biogen Idec.

(iii)           Notwithstanding the foregoing, Amorfix shall not provide any of the Protected Antibodies, or their fragments or derivatives, or any materials related to the production thereof, to any Third Party without the prior approval of Biogen Idec.

2.2           Option to Expand Licensed Field.

2.2.1           Option Right. Amorfix hereby grants to Biogen Idec the right ("Option Right") to expand the Indications covered by the Licensed Field on the following terms:

(i)                 Notice to Partner. In the event that a Qualified Study is completed for any composition that would qualify as a Licensed Product, Amorfix shall provide notice in writing to Biogen Idec ("Notice to Partner") of the occurrence of such event. The Notice to Partner must include a confidential data package of form, content and manner reasonably similar to that which would be provided to a Third Party interested in acquiring rights in the applicable composition. Amorfix will provide any additional information requested by Biogen Idec that is available concerning the Qualified Study, including its objectives, methods, key findings and outcomes. Within ninety (90) days of the receipt of a properly submitted Notice to Partner, Biogen Idec will, if it wishes to exercise its Option Right, designate one or more Option Indications, which shall be reasonably related to the Qualified Study, and notify Amorfix as to whether it has elected to exercise the Option Right with respect to the applicable Option Indication(s).

(ii)              Exercise of Option Right. If Biogen Idec sends notice to Amorfix of its election to exercise the Option Right with respect to the Option Indication(s) (the "Option Exercise Notice"), the Parties shall negotiate in good faith the financial terms for the expansion of the Licensed Field to include the Option Indication(s), including royalty rates, license fees and milestone payments applicable thereto. The Parties agree to engage in such good-faith negotiations for a period of ninety (90) days from the date of the Option Exercise Notice or such longer period of time as the Parties may agree to in writing (the "Negotiation Period"). During the Negotiation Period Amorfix shall not offer any rights for the Option Indication(s) to any Third Party or engage in any discussions, negotiations or other communications with any Third Party concerning such rights. The Parties agree that the financial terms for the expansion of the Licensed Field to include the Option Indication(s) shall reflect commercially reasonable terms reflecting the value of the market for a Licensed Product for such Option Indication(s) and the degree of risk involved in developing a Licensed Product for the Option Indication(s). For clarity, neither Party shall be required during the course of such negotiations to re-negotiate any non-financial provisions of this Agreement with respect to such Option Indication(s) or any provisions with respect to any Licensed Product or Indication that is already licensed to Biogen Idec hereunder.

(a)               Upon reaching written agreement (which shall be subject to appropriate management approvals) upon such financial terms, the Parties shall amend this Agreement in compliance with Section 11.5 (Entire Agreement; Amendment) such that the Licensed Field shall include the Option Indication(s) and the financial terms applicable thereto shall be incorporated into this Agreement.

(b)               In the event that the Parties do not reach a definitive agreement upon the financial terms for the Option Indication(s) prior to the expiration of the Negotiation Period, Amorfix shall be free to offer Third Parties a license under the Licensed Patent Rights and the Licensed Technology for the Option Indication(s), excluding any rights in the Protected Antibodies, on financial terms that are no less favorable in the aggregate to Amorfix than the financial terms last offered in writing by Biogen Idec to Amorfix unless such less favorable financial terms in the aggregate are also offered to Biogen Idec, which shall have a period of thirty (30) days in which to accept such terms. Further, Amorfix will, concurrent with the offer of such terms to Biogen Idec, provide Biogen Idec with the confidential data package that it provided to such Third Party. If Biogen Idec has not accepted such terms within thirty (30) days, Amorfix will be free to consummate a transaction for such rights with a Third Party on such terms.

(iii)            Determination Not to Proceed. If Biogen Idec elects not to exercise the Option Right, Amorfix may grant to a Third Party a license to such Option Indication(s) under the Licensed Patent Rights and Licensed Technology, excluding any rights in the Protected Antibodies.

(iv)             Carve-Out for Alzheimer's Disease. Amorfix represents and warrants that the Indication of Alzheimer's Disease is subject to a contract with a Third Party whereby Amorfix is not permitted to extend the Licensed Field to Alzheimer's Disease. Therefore, the Option Right shall exclude Alzheimer's Disease; provided, however, that if such contractual restriction actually terminates or expires for any reason, Amorfix will promptly notify Biogen Idec and, whether or not such notice is provided, the Option Right shall automatically be deemed to apply to Alzheimer's Disease.

(v)               Additional Representation and Warranties. With respect to each Notice to Partner, Amorfix covenants and warrants that the Qualified Study will be conducted in compliance with all applicable laws and regulations and in a professional manner consistent with industry standards, and that, to the best of its knowledge, all of the information, including any data package, in connection with the Qualified Study will be accurate and complete in all material respects and Amorfix will not have failed to disclose any material information or data of which it has actual knowledge that would be necessary to make such information not misleading.

2.2.2            Restrictions.

(i)                 Unless expressly approved in writing by Biogen Idec on a case-by-case basis and subject to the remainder of this Section 2.2.2, Amorfix may not (i) grant to any Third Party or Affiliate any rights or license under the Licensed Patent Rights or Licensed Technology to any Indication outside of the Licensed Field, or (ii) directly or indirectly, conduct or have conducted any human clinical trial with respect to any composition that would qualify as a Licensed Product, unless such Indication or composition, as the case may be, had been subject to Biogen Idec's Option Right and Biogen Idec had elected not to exercise its Option Right with respect thereto or, following Biogen Idec's exercise of its Option Right, the Parties failed to enter into a definitive agreement with respect to such composition or Indication despite Amorfix's strict compliance with Section 2.2.1. For greater certainty, nothing in this Section 2.2 shall restrict Amorfix from pursuing the development of vaccines in any field.

(ii)              Unless expressly approved in writing by Biogen Idec on a case-by-case basis, Amorfix and its Affiliates shall not, under any circumstances, (x) perform any research or development work relating to a Protected Antibody, or their fragments or derivatives, for its own account or on behalf of any Third Party, or (y) grant any right or license to any Protected Antibody, or their fragments or derivatives, to any Third Party in any field or for any use except in connection with vaccines.

2.3         Upstream Agreements; Notifications Pertaining to Licensed Rights

2.3.1        Licensed Patent Rights. Amorfix shall provide written notice of all Licensed Patent Rights Controlled by Amorfix or its Affiliates that come under the Control of Amorfix or its Affiliates after the Effective Date during the Term. Such notice shall be provided within ten (10) business days following the event pursuant to which such Control arises.

2.3.2        Upstream Agreements and Additional Agreements. Amorfix shall promptly provide to Biogen Idec copies of any notices it receives from any Third Party in connection with any Upstream Agreement or Additional Agreement, including without limitation, notices related to proposed publications or other disclosures, notices of Developments or other new inventions or breaches, any assertion of an assignment back of rights, revocation of any assignment, or the termination or threatened termination of the Upstream Agreement. Amorfix agrees to use commercially reasonable efforts to exercise, on behalf of and in consultation with Biogen Idec, all rights available to Amorfix under the Upstream Agreements and Additional Agreements with respect to Licensed Technology in the Licensed Field, including options to negotiate commercial licenses under Developments or other new inventions.

2.4           Cessation as Protected Antibody. On or before the date that is twenty-four (24) months after the Effective Date, Biogen Idec will notify Amorfix as to whether it has determined that a Protected Antibody(ies) is not sufficiently promising to warrant further development as a lead candidate for the Licensed Field (a "Released Antibody"). Any such Released Antibody shall, as of the date of such notice, no longer be deemed to be a Protected Antibody under this Agreement. For the avoidance of doubt, any designation of a Released Antibody shall not limit or reduce any of the licenses granted to Biogen Idec under this Agreement.

3.             DEVELOPMENT AND COMMERCIALIZATION OF LICENSED PRODUCTS.

3.1           Technology Transfer

3.1.1        Technology Transfer and Assistance. Amorfix shall provide its reasonable assistance to effect the orderly transfer to Biogen Idec of the Licensed Technology as specified in this Section 3.1.1. For this purpose, Amorfix will deliver to Biogen Idec within thirty (30) business days after the Effective Date all items of Licensed Technology that exist in tangible form or in writing (including electronic media) except to the extent where same is necessary or useful to Amorfix in connection with its retained rights described in this Agreement or necessary or useful to Amorfix outside of the licenses granted hereunder, in which case Amorfix's obligation shall be limited to provide a reasonable supply of same or copies thereof in a manner agreed upon between the parties. Amorfix will make Dr. Neil Cashman and its other consultants and personnel available to provide answers to Biogen Idec's questions during normal business hours, for a period of one hundred eighty (180) calendar days after the Effective Date, to assist Biogen Idec in understanding and implementing the Licensed Technology to carry out research and development of Licensed Products as contemplated in this Agreement.

3.1.2        Updated List. If, during the Term, Biogen Idec or Amorfix identifies any Technology Controlled by Amorfix or its Affiliates as of the Effective Date or which becomes Controlled by Amorfix or an Amorfix Affiliate during the Term that is necessary or useful for Biogen Idec to practice the license granted to it under this Agreement, Amorfix shall provide its reasonable assistance to promptly effect the orderly transfer to Biogen Idec of such Licensed Technology consistent with this Section 3.1 and Exhibit C shall be updated to include such additional Technology.

3.2            Commercialization

3.2.1        Responsibility. From and after the Effective Date, Biogen Idec shall have full control and authority over the research, development and commercialization of Licensed Products in the Licensed Field in the Territory. All activities relating to research, development and commercialization under this Agreement shall be undertaken at Biogen Idec's sole cost and expense, except as otherwise expressly provided in this Agreement.

3.2.2         Diligence. Biogen Idec will, itself or through its Affiliates or Sublicensees:

(i)             exercise commercially reasonable efforts to develop and commercialize Licensed Products, such reasonable efforts and diligence to be in accordance with the efforts and resources Biogen Idec would use for a product candidate owned by it or to which it has rights, which is at a similar stage of development and is of similar market potential as the applicable Licensed Product.

(ii)             During the six-year period following the Effective Date, invest in the aggregate at least [***] US dollars (US$[***]) on research and development of one or more Licensed Products in the Licensed Field.

(iii)            Initiate the filing of an IND within six (6) years of the Effective Date; provided, however, that if an IND has not been filed by the date that is six (6) years after the Effective Date, Biogen Idec may make the following payments to Amorfix to extend the deadline for filing the IND by one (1) additional year beyond the then-current deadline:

(a)               Within thirty (30) days of the sixth anniversary of the Effective Date: [***] US Dollars (US$[***]);

(b)               Within thirty (30) days of the seventh anniversary of the Effective Date: [***] US Dollars ($[***]);

(c)               Within thirty (30) days of the eighth anniversary of the Effective Date: [***] US Dollars ($[***]);

(d)               Within thirty (30) days of the ninth anniversary of the Effective Date: [***] US Dollars (US$[***]).

3.3              Status Reports. During the Term, Biogen Idec shall provide Amorfix on or before January 31st of each year with an annual written report summarizing in reasonable detail its progress in developing and commercializing Licensed Products during the prior calendar year.

4.            PAYMENTS AND ROYALTIES

4.1            License Fee. On the Effective Date, Biogen Idec shall pay Amorfix a non-creditable, non-refundable license fee in the amount of [***] US Dollars ($[***]) payable by wire transfer.

4.2           Payment of Royalties; Royalty Rates; Minimum Royalties

4.2.1        Royalty Payments. Subject to the other terms of this Agreement (including the remainder of this Section 4.2), commencing on the date of the First Commercial Sale of each Licensed Product in each country in the Territory and continuing for the duration of the Royalty Term in such country, Biogen Idec shall pay to Amorfix a royalty on Net Sales in such country as follows:

(i)               For Existing Products,

(a)                 if there is a Valid Claim that covers the Existing Product in the country where such Existing Product is sold,

[***]%       <$300M Net Sales in calendar year

[***]%       $300M - $700M Net Sales in calendar year

[***]%       >$700M Net Sales in calendar year;

(b)                 if there are no Valid Claims then in force that cover the Existing Product in the country where such Existing Product is sold, but a Valid Claim covering the Existing Product has been issued and remains in force in all of the Major Market Countries,

[***]%       <$300M Net Sales in calendar year

[***]%       $300M - $700M Net Sales in calendar year

[***]%       >$700M Net Sales in calendar year;

(c)                 if (x) there are no Valid Claims then in force that cover the Existing Product in the country where such Existing Product is sold, and (y) in at least one (1) of the Major Market Countries there are no Valid Claims that have been issued and remain in force covering the Existing Product, [***] percent ([***]%).

(ii)            For Other Products,

(a)               if there is a Valid Claim that covers the Other Product in the country where such Other Product is sold,

[***]%       <$300M Net Sales in calendar year

[***]%       $300M - $700M Net Sales in calendar year

[***]%       >$700M Net Sales in calendar year;

(b)               if there are no Valid Claims then in force that cover the Other Product in the country where such Other Product is sold, but a Valid Claim covering the Other Product has been issued and remains in force in all of the Major Market Countries,

[***]%       <$300M Net Sales in calendar year

[***]%       $300M - $700M Net Sales in calendar year

[***]%       >$700M Net Sales in calendar year;

(c)               if (x) there are no Valid Claims then in force that cover the Other Product in the country where such Other Product is sold, and (y) in at least one of the Major Market Countries, there are no Valid Claims that have been issued and remain in force covering the Other Product, [***] percent ([***]%).

(iii)          Annual Net Sales, and the royalty steps indicated above, will be determined on a calendar year and product-by-product basis, and the rates above shall be applicable to the incremental portion of Net Sales as set forth above.

4.2.2        Royalty Offset. Solely with respect to Licensed Products that are covered by Valid Claims in the country where sold, the royalty paid to Amorfix hereunder shall be reduced by fifty percent (50%) of the amount of any royalty that Biogen Idec or any Affiliate or Sublicensee pays to a Third Party for intellectual property that is necessary or useful to the research, development, manufacture, use or sale of the Licensed Products.

4.2.3        Reduction Cap. In no event may the aggregate reduction on the royalty rate under Section 4.2.2 and the Combination Product Reduction reduce the applicable royalty rate to less than fifty percent (50%) of the royalty rate that would otherwise have applied.

4.2.4 One Royalty. Only one royalty shall be payable to Amorfix hereunder for each sale of a Licensed Product.

4.3           Milestone Payments.

4.3.1        Payment. Subject to the other terms and conditions of this Agreement, Biogen Idec shall make the following payments to Amorfix within thirty (30) days of the initial occurrence of each of the following events by Biogen Idec or its Affiliates or Sublicenses:

Development and Regulatory Milestones applicable solely to Familial ALS (where the clinical trial patient entry criteria includes only familial forms of ALS)	Payment

A.	Initiation of Phase 1 Clinical Trial	US$[***]

B.	Initiation of Phase 2 Clinical Trial	US$[***]

C.	Initiation of Phase 3 Clinical Trial	US$[***]

D.	U.S. Regulatory Approval	US$[***]

E.	EU Regulatory Approval	US$[***]

Development and Regulatory Milestones applicable to	Payment
sporadic forms of ALS

A.	Initiation of Phase 1 Clinical Trial	US$[***]

B.	Initiation of Phase 2 Clinical Trial	US$[***]

C.	Initiation of Phase 3 Clinical Trial	US$[***]

D.	U.S. Regulatory Approval	US$[***]

E.	EU Regulatory Approval	US$[***]

Commercial Milestones	Payment

The first time that global annual Net Sales of Licensed Products	US$[***]
exceed US$100,000,000

The first time that global annual Net Sales of Licensed Products	US$[***]
exceed US$500,000,000

(i)               Except with respect to the Commercial Milestones, if the Licensed Product achieving a milestone is an Other Product, then the payment amount for such milestone shall be reduced by fifty percent (50%).

(ii)              It is hereby acknowledged and agreed that any milestone payment shall be made only once, with respect to the first achievement of the relevant milestone for the first Licensed Product, regardless of how many times such milestones are achieved by Licensed Products and regardless of how many times a particular Licensed Product achieves such milestones.

(iii)            "Initiation" of a clinical trial means the date the first patient is dosed with the relevant Licensed Product.

(iv)             For greater certainty, (A) if Biogen Idec or its Affiliates or Sublicensees achieve more than one milestone in the same occurrence (for example, if both familial and sporadic forms of ALS are covered by the achievement of a milestone, or if both Commercial Milestones are achieved in the same year), Biogen Idec shall make the payment for each such achieved milestone, and (B) with respect to Option Indications, the parties will negotiate milestones in accordance with Section 2.2.1.

4.3.2        Determination that Payments are Due. Biogen Idec shall promptly (and in any event within thirty (30) business days) provide Amorfix with written notice upon its achievement of each of the milestones set forth in Section 4.3.1.

4.4            Payment Terms.

4.4.1        Payment of Royalties and Milestones. Unless otherwise expressly provided, Biogen Idec shall make any milestone, license or royalty payments owed to Amorfix hereunder in arrears on a calendar quarterly basis, within sixty (60) days from the end of each quarter in which such payment accrues. Each payment shall be accompanied by a report for each country in the Territory in which sales of Licensed Products occurred in the calendar quarter covered by such statement, specifying: the gross sales (if available) and Net Sales in each country's currency; the applicable royalty rate under this Agreement; the royalties payable in each country's currency, including an accounting of deductions taken in the calculation of Net Sales in accordance with Biogen Idec's accounting practices; and any details with respect to the achievement of milestones; in each case in sufficient detail to allow the accuracy of the calculation hereunder to be confirmed; the applicable exchange rate to convert from each country's currency to United States Dollars under this Section 4.4; and the royalties payable in United States Dollars.

4.4.2        Accounting. All payments hereunder shall be made in the United States in United States dollars. Conversion of foreign currency to United States dollars shall be made at the average monthly conversion rate existing in the United States (as reported on the OandA website, www.oanda.com, or any successor website address thereto) during the applicable calendar quarter, If the OandA website ceases to be made available to the public, then the rate of exchange to be used shall be that reported on in The Wall Street Journal, or such other recognized exchange rate website as the Parties may agree or in such other business publication of national circulation in the United States as the Parties agree.

4.4.3        Tax Withholding; Restrictions on Payment. All payments hereunder shall be made free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes (to the extent applicable). Biogen Idec shall make any applicable withholding payments due on behalf of Amorfix and shall provide Amorfix upon request with such written documentation regarding any such payment as available to Biogen Idec relating to an application by Amorfix for a foreign tax credit for such payment with the Canadian tax authority, or if Amorfix is not then domiciled in Canada, the tax authority of the primary country in which Amorfix is domiciled for purposes of income tax.

4.5            Records Retention; Review.

4.5.1        Royalties. Commencing as of the date of First Commercial Sale of the first Licensed Product hereunder, Biogen Idec and its Affiliates and Sublicensees shall keep for at least three (3) years from the end of the calendar year to which they pertain complete and accurate records of sales by Biogen Idec or its Affiliates and Sublicensees, as the case may be, of each Licensed Product, in sufficient detail to allow the accuracy of the payments hereunder to be confirmed. Commencing on the date of this Agreement, Biogen Idec and its Affiliates shall keep for at least three (3) years from the end of the calendar year to which they pertain accurate records of the commercialization and development of each Licensed Product in sufficient detail to allow the accuracy of milestone payments hereunder, as well as compliance with obligations under Section 3.2.2(ii) and (iii), to be confirmed.

4.5.2        Review. Subject to the other terms of this Section 4.5.2, at the request of Amorfix, which shall not be made more frequently than once per calendar year during the Term, upon at least thirty (30) days' prior written notice from Amorfix, and at the expense of Amorfix (except as otherwise provided herein), Biogen Idec shall permit an independent certified public accountant reasonably selected by Amorfix and reasonably acceptable to Biogen Idec to inspect (during regular business hours) the relevant records required to be maintained by Biogen Idec under this Section 4.5. In every case the accountant must have previously entered into a confidentiality agreement with both Parties substantially similar to the provisions of Article 5 and limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties and the purposes germane to this Section 4.5. Results of any such review shall be binding on both Parties absent manifest error. Each Party agrees to treat the results of any such accountant's review of the other Party's records under this Section 4.5 as Confidential Information of the other Party subject to the terms of Article 5. If any review reveals a deficiency in the calculation and/or payment of royalties by Biogen Idec, then (a) Biogen Idec shall promptly pay Amorfix the amount remaining to be paid, and (b) if such underpayment is by five percent (5%) or more, Biogen Idec shall pay the reasonable out-of-pocket costs and expenses incurred by Amorfix in connection with the review.

4.6            Certain Financial Adjustments. The Parties acknowledge that if Amorfix's rights to any Licensed Technology terminates for any reason, including a termination by an Upstream Entity of an Upstream Agreement, Biogen Idec should not have to pay in the aggregate milestone payments or royalties exceeding the milestone payments or royalties set forth in this Agreement for all such Licensed Technology (and Technology that was formerly Licensed Technology). Therefore the Parties agree that, notwithstanding anything else and without limiting any remedies of Biogen Idec, the milestone payments and royalty paid to Amorfix hereunder for the research, development, manufacture, use or sale of a Licensed Product shall be reduced by the amount of any milestone payment or royalty that Biogen Idec or any Affiliate or Sublicensee pays to an Upstream Entity for any intellectual property that would have been licensed to Biogen Idec under this Agreement were it not for such changed circumstance.

5.             TREATMENT OF CONFIDENTIAL INFORMATION

5.1            Confidential Obligations. Amorfix and Biogen Idec each recognize that the other Party's Confidential Information constitutes highly valuable and proprietary confidential information. Amorfix and Biogen Idec each agree that during the Term and for five (5) years thereafter, it will keep confidential, and will cause its employees, consultants (including without limitation, academic collaborators, CROs and manufacturers), professional advisors, Affiliates and, in the case of Biogen Idec, Sublicensees to keep confidential, all Confidential Information of the other Party. Neither Amorfix nor Biogen Idec nor any of their respective employees, consultants, Affiliates or, in the case of Biogen Idec, Sublicensees, shall use Confidential Information of the other Party for any purpose whatsoever other than exercising any rights granted to it or reserved by it hereunder. Without limiting the foregoing, each Party may disclose information to the extent such disclosure is reasonably necessary to (a) file and prosecute patent applications and/or maintain patents which are filed or prosecuted in accordance with the provisions of this Agreement, or (b) file, prosecute or defend litigation in accordance with the provisions of this Agreement or (c) comply with applicable laws, regulations or court orders; provided, however, that if a Party is required to make any such disclosure of the other Party's Confidential Information in connection with any of the foregoing, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to assist such other Party in efforts to secure confidential treatment of such information required to be disclosed.

5.2              Limited Disclosure and Use. Each Party may disclose the other Party's Confidential Information to any of its officers, employees, consultants, agents or Affiliates, or in the case of Biogen Idec, Sublicensees, if and only to the extent necessary to carry out its rights and responsibilities under this Agreement. Such disclosures shall be limited to the maximum extent possible consistent with such rights and responsibilities and shall only be made to the extent any such persons receiving the other Party's Confidential Information are bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement. Amorfix and Biogen Idec each agree not to disclose or transfer the other Party's Confidential Information to any Third Parties under any circumstance without the prior written approval from the other Party (such approval not to be unreasonably withheld), except as otherwise required by law, and except as otherwise expressly permitted under this Section 5.2 or elsewhere in this Agreement. Each Party shall take such action, and shall cause its Affiliates, and in the case of Biogen Idec, Sublicensees, to take such action, to preserve the confidentiality of each other's Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information, using, in all such circumstances, not less than reasonable care. Each Party, upon the request of the other Party, will return all the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, including all copies and extracts of documents and all manifestations in whatever form, within sixty (60) days of such request or, if earlier, the termination or expiration of this Agreement; provided however, that a Party may retain (a) any Confidential Information of the other Party relating to any license which expressly survives such termination and (b) one (1) copy of all other Confidential Information in inactive archives solely for the purpose of establishing the contents thereof. With respect to Confidential Information in electronic form on non-removable media, a party's obligation to return it consists of an obligation to notify the disclosing party of it, provide a copy thereof to the disclosing party in a reasonable form, and thereafter delete it, and for this purpose a party will be deemed to have deleted it when it executes a commercially reasonable application- or operating system-level "delete" function thereupon, notwithstanding that same may be forensically or through backup systems recoverable, provided that the party thereafter does not commit or permit any such recovery. Notwithstanding the foregoing, Amorfix acknowledges that Biogen Idec, as of the Effective Date hereof, possesses confidential information of its own and of third parties relating to potential therapies and treatments for ALS, including but not limited to monoclonal antibodies and fragments thereof, including such antibodies and fragments specific for the SOD-1 protein ("Ancillary Confidential Information"), and that Biogen Idec may continue to acquire Ancillary Confidential Information during the term of this Agreement. Nothing in this Article 5 shall prevent Biogen from using such Ancillary Confidential Information for any purpose.

5.3            Publicity.

5.3.1        By Biogen Idec. Biogen Idec shall not disclose to any Third Party the existence or terms or any other matter of fact regarding this Agreement without the prior written consent of Amorfix; provided, however, that Biogen Idec may make such a disclosure (a) to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which Biogen Idec has its securities listed or traded, or (b) to any acquirers, potential acquirers, investors, prospective investors, lenders and other potential financing sources who are obligated to keep such information confidential. In the event that Biogen Idec is required or wishes to make a disclosure that is subject to Section 5.3.1, Biogen Idec shall make reasonable efforts to provide Amorfix with notice beforehand and to coordinate with Amorfix with respect to the wording and timing of any such disclosure. Once any press release or any other written statement is approved for disclosure by Amorfix, Biogen Idec may make subsequent public disclosure of the contents of such statement without the further approval of Amorfix.

5.3.2        By Amorfix. Amorfix shall not disclose to any Third Party, whether orally, in writing or in any other manner, the existence or terms or any other matter of fact regarding this Agreement without the prior written consent of Biogen Idec; provided, however, that Amorfix may make such a disclosure to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which Amorfix has its securities listed or traded (each of the foregoing, a "Required Disclosure"). In the event that a Required Disclosure must be made, Amorfix shall use its best efforts to provide Biogen Idec with notice beforehand and to coordinate with Biogen Idec with respect to the wording and timing of the Required Disclosure. With respect to proposed disclosures that are not Required Disclosures, Biogen Idec shall not unreasonably withhold its consent to any such proposed disclosure, provided that the disclosure is made only to Amorfix's acquirers, potential acquirers, investors, prospective investors, lenders and other potential financing sources who are obligated to keep such information confidential. For clarity, other than Required Disclosures and disclosures that meet the requirements of the preceding sentence, Biogen Idec shall have sole discretion to grant or withhold consent to all other disclosures proposed by Amorfix. Amorfix acknowledges and agrees that, notwithstanding Biogen Idec's rights of review pursuant to this Section 5.3.2, Biogen Idec shall have no liability in connection with the content of any Required Disclosure or any other disclosure by Amorfix, and Amorfix shall be solely responsible for ensuring that its disclosures comply with all applicable laws and the requirements of each securities exchange, quotation system or over-the-counter market on which Amorfix has its securities listed or traded. Once any press release or any other written statement is approved for disclosure by Biogen Idec, Amorfix may make subsequent disclosures of the contents of such statement without the further approval of Biogen Idec.

5.3.3        Without restricting the generality of the foregoing, Biogen Idec acknowledges that Neil R. Cashman, University Health Network and The Governing Council of the University of Toronto has retained certain rights to conduct research regarding the Licensed Technology and the Licensed Patent Rights both in the Licensed Field and outside of the Licensed Field, and that Amorfix itself has retained rights to conduct research regarding the Licensed Technology and the Licensed Patent Rights in the Licensed Field under the Research Program and outside of the Licensed Field. If Amorfix or any of Neil R. Cashman, Steve Plotkin, Will Guest, Avi Chakrabarrty and Rishi Rakhit (the "Collaborators") desires to make a publication (including without limitation any oral disclosure made without obligation of confidentiality) of any results of the Research Program or any other results of the research regarding the Licensed Technology and the Licensed Patent Rights, Amorfix or such Collaborator shall provide Biogen Idec with a copy of the proposed written publication at least sixty (60) days prior to submission for publication, or an outline of such oral disclosure at least thirty (30) days prior to presentation. Biogen Idec shall have the right (a) to propose modifications to the publication for patent reasons, and (b) to request a reasonable delay in publication in order to protect patentable information. If Biogen Idec requests such a delay, Amorfix or such Collaborator shall delay submission or presentation of the publication for a period of ninety (90) days to permit the preparation and filing of patent applications acceptable to Biogen Idec. Upon the expiration of such sixty (60) day period (in the case of proposed written disclosures) or thirty (30) day period (in the case of proposed written disclosures) from receipt by Biogen Idec, Amorfix or such Collaborator, as the case may be, shall be free to proceed with the written publication or the presentation, respectively, unless Biogen Idec has requested the delay described above.

5.4              Use of Name. Neither Party shall employ or use the name of the other Party in any promotional materials or advertising without the prior express written permission of the other party.

6.           PROVISIONS CONCERNING THE FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

6.1            Patent Filing, Prosecution and Maintenance of Licensed Patent Rights. Subject to the other terms of this Section 6.1, Amorfix shall have the right to control preparing, filing, prosecuting, obtaining and maintaining, using patent counsel reasonably acceptable to Biogen Idec, all Licensed Patent Rights throughout the Territory.

6.1.1        Amorfix shall consult with Biogen Idec in good faith regarding the preparation, filing, prosecution and maintenance of all Licensed Patent Rights. Amorfix: (x) will provide Biogen Idec with a copy of any proposed patent application within the Licensed Patent Rights and any response or submission to any patent office for review and comment at least twenty (20) calendar days prior to the initial filing or response deadline, and (y) will keep Biogen Idec reasonably informed of the status of such filing, prosecution and maintenance, including, without limitation: (A) by providing Biogen Idec with copies of all material communications received from or filed in patent office(s) with respect to such filing, and (B) to the extent not covered in subclause (x), by providing Biogen Idec, a reasonable time prior to taking or failing to take any action that would materially affect the scope or validity of any such filing, with prior written notice of such proposed action or inaction so that Biogen Idec has a reasonable opportunity to review and comment. If Amorfix determines not to prosecute any claim or Patent Right within the Licensed Patent Rights, then Amorfix shall provide Biogen Idec with written notice of such decision at least ninety (90) calendar days prior to the deadline for filing any such prosecution action for any claim or Patent Right or the date on which the abandonment of any such claim or Patent Right would become effective. In such event, Biogen Idec shall have the right, but not the obligation, at its expense, to control the preparation, filing, prosecution and maintenance of such claim or Patent Right. Biogen Idec's right to assume such control shall not relieve Amorfix of its obligations pursuant to Section 6.1.2. In furtherance of the foregoing requirements, Amorfix shall instruct and ensure that its outside patent counsel forward to Biogen Idec at the same time that it forwards to Amorfix a copy of all correspondence received from or sent to any patent office relating to the Licensed Patent Rights, and Biogen Idec and Amorfix each agree to enter into a reasonable commonality of interest agreement if deemed advisable by Amorfix's or Biogen Idec's outside patent counsel.

6.1.2        Subject to Section 6.1.1, Amorfix shall (i) file patent applications for and diligently prosecute certain core claims identified in writing by Biogen Idec in all Major Market Countries designated by Biogen Idec in writing from time to time and shall consider in good faith such filing and prosecution for all non-Major Market Countries designated by Biogen Idec in writing from time to time, and (ii) apply for, or as applicable, cooperate with Biogen Idec or its Affiliates or Sublicensees' applications for, patent term extensions, supplementary protection certificates and their respective equivalents in all Major Market Countries as directed in writing by Biogen Idec and shall consider in good faith such applications for all non-Major Market Countries as directed in writing by Biogen Idec (collectively, all of (i) and (ii) are the "Required Filings").

6.2           Reimbursement of Patent Costs. Biogen Idec shall reimburse Amorfix for fifty percent (50%) of its reasonable, documented out-of-pocket costs for the prosecution and maintenance of the Licensed Patent Rights ("Prosecution Costs"); provided that Biogen Idec shall have no obligation to reimburse for the preparation, filing, prosecution or maintenance of patents or patent applications for countries other than the Major Market Countries or with respect to any Required Filings unless otherwise expressly agreed by Biogen Idec; provided further that, if Amorfix grants any licenses under the Licensed Patent Rights to any Third Party outside of the Licensed Field, Biogen Idec shall pay only a pro rata share of fifty percent (50%) of such Prosecution Costs. For purposes of illustration, if Amorfix grants two (2) licenses under the Licensed Patent Rights in addition to the license granted under this Agreement, Biogen Idec shall reimburse Amorfix for sixteen and two-thirds percent (16.67%) of the Prosecution Costs. Notwithstanding the foregoing, if Biogen Idec wishes to pursue a Required Filing that is not desired by any other licensees of Amorfix, Biogen Idec shall pay fifty percent (50%) of such Prosecution Costs provided that Amorfix's written agreement with each such non-contributing licensee stipulates that such licensee shall have no license under any patents that issue from such Required Filings in the absence of a pro rata contribution to the applicable Prosecution Costs.

6.3           Notice of Infringement. If, during the Term, Amorfix learns of any actual, alleged or threatened infringement by a Third Party of any Licensed Patent Rights under this Agreement, Amorfix shall promptly notify Biogen Idec and Amorfix and shall provide Biogen Idec with available evidence of such infringement.

6.4              Infringement of Patent Rights. Biogen Idec shall have the first right (but not the obligation), at its own expense and with legal counsel of its own choice, to bring suit (or take other appropriate legal action) against any actual, alleged or threatened infringement of the Licensed Patent Rights in the Licensed Field. Amorfix shall have the right, at its own expense, to be represented in any such action by counsel of Amorfix's own choice; provided, however, that under no circumstances shall the foregoing affect the right of Biogen Idec to control the suit as described in the first sentence of this Section 6.4. If Biogen Idec does not file any action or proceeding against any such material infringement within six (6) months after the later of (i) either Party's notice to the other under Section 6.3 above, or (ii) a written request from Amorfix to take action with respect to such infringement, then Amorfix shall have the right (but not the obligation), at its own expense, to bring suit (or take other appropriate legal action) against such actual, alleged or threatened infringement, with legal counsel of its own choice, but shall not be permitted to settle any such suit without the prior consent of Biogen Idec, which consent shall not be unreasonably withheld. Any damages, monetary awards or other amounts recovered, whether by judgment or settlement, pursuant to any suit, proceeding or other legal action taken under this Section 6.4, shall applied as follows:

6.4.1 First, to reimburse the Parties for their respective costs and expenses (including reasonable attorneys' fees and costs) incurred in prosecuting such enforcement action;

6.4.2 Second, to Biogen Idec in reimbursement for lost profits (net of royalties) associated with Licensed Products and to Amorfix in reimbursement for lost royalties owing hereunder based on such lost sales;

6.4.3 Third, if the proceeding is filed by Biogen Idec (regardless of whether Amorfix is joined as a necessary party), any amounts remaining shall be allocated eighty percent (80%) to Biogen Idec and twenty percent (20%) to Amorfix, or if the proceeding is filed by Amorfix (regardless of whether Biogen Idec is joined as a necessary party), any amounts remaining shall be allocated eighty percent (80%) to Amorfix and twenty percent (20%) to Biogen Idec.

6.5            The Parties agree that if a Party brings any such action or proceeding hereunder, the other Party agrees to be joined as party plaintiff(s) if necessary to prosecute such action or proceeding, and to give the Party bringing such action or proceeding reasonable assistance and authority to file and prosecute the suit; provided, however, that neither Party shall be required to transfer any right, title or interest in or to any property to the other Party or any Third Party to confer standing on a Party hereunder.

7.                  REPRESENTATIONS AND WARRANTIES

7.1              Amorfix Representations. Amorfix represents, warrants and covenants to Biogen Idec that:

(a)               the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Amorfix corporate action;

(b)               this Agreement is a legal and valid obligation binding upon Amorfix and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which Amorfix is a party or by which it is bound;

(c)               Amorfix has the full right and legal capacity to grant the rights granted to Biogen Idec hereunder without violating the rights of any Third Party;

(d)               To the best of Amorfix's knowledge, the Licensed Patent Rights have been properly filed and prosecuted and Amorfix is the sole owner or exclusive licensee of the Licensed Patent Rights and Licensed Technology;

(e)               Amorfix is not aware of any Third Party patent, patent application or other intellectual property rights that would be infringed (i) by practicing any process or method or by making, using or selling any composition which is claimed or disclosed in, or which constitutes, Licensed Technology, or (ii) by making, using, offering for sale, selling or importing Licensed Products;

(f)                Except for Patent Rights and Technology licensed to Amorfix under the Upstream Agreements, Amorfix is not aware of any intellectual property of any Third Party that was utilized or incorporated into the Licensed Technology transferred to Biogen Idec pursuant to Section 3.1;

(g)               Amorfix is not aware of any infringement or misappropriation by a Third Party of the Licensed Technology;

(h)               Exhibit E contains a complete list of all Upstream Agreements as of the Effective Date, and Amorfix has supplied to Biogen Idec a complete and correct copy of each Upstream Agreement and all amendments thereto, and, during the Term, Amorfix shall not agree to any amendment of any Upstream Agreement without the prior written consent of Biogen Idec, which consent (a) will not be unreasonably withheld, conditioned or delayed if such amendments do not materially affect Biogen Idec, the Licensed Technology or the Licensed Patent Rights in an adverse manner, and (b) in any event will be given or withheld within forty-five (45) days of Amorfix's notice to Biogen Idec thereof;

(i)                 Amorfix is not in default of any obligation under any Upstream Agreement, and Amorfix shall perform its obligations under each Upstream Agreement, and keep each Upstream Agreement in full force and effect, throughout the Term;

(j)                Exhibit F contains a complete list as of the Effective Date of all Additional Agreements, and Amorfix has supplied to Biogen Idec a complete and correct copy of each such agreement and all amendments thereto;

(k)               As of the Effective Date, no Developments (as defined in the material transfer agreements within the Additional Agreements) or other inventions relating to the Licensed Technology have arisen under any of the Additional Agreements that are not subject to the license granted to Biogen Idec pursuant to Section 2.1.

(I)               Amorfix has clearly identified and disclosed in writing to Biogen Idec, on or before the Effective Date, all Improvements by UHN (as defined in the UHN Agreement) that have arisen on or before the Effective Date, and has duly exercised its option under the UHN Agreement to include such Improvements by UHN under the licenses granted therein; and

(l)                 To the best of Amorfix's knowledge, the Data is accurate and complete in all material respects and Amorfix has not failed to disclose any material information or data that would be necessary to make such Data not misleading.

7.2              Biogen Idec Representations. Biogen Idec covenants, represents and warrants to Amorfix that:

(a)               the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Biogen Idec corporate action; and

(b)               this Agreement is a legal and valid obligation binding upon Biogen Idec and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which Biogen Idec is a party of or by which it is bound.

7.3              No Warranties.

7.3.1        Nothing in this Agreement is or shall be construed as:

(a)               a warranty or representation by either Party as to the validity or scope of any patent application or patent licensed hereunder;

(b)               a warranty or representation by either Party that anything made, used, sold or otherwise disposed of under any license granted pursuant to this Agreement is or will be free from infringement of patents, copyrights, and other rights of Third Parties.

7.3.2        Except as expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF NON-INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES, OR AS TO THE SUCCESS OR LIKELIHOOD OF SUCCESS OF THE RESEARCH, DEVELOPMENT OR COMMERCIALIZATION OF LICENSED PRODUCTS UNDER THIS AGREEMENT, OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

8.                  INDEMNIFICATION; INSURANCE

8.1              Indemnification.

8.1.1        Biogen Idec Indemnity. Biogen Idec shall indemnify, defend and hold harmless Amorfix, its Affiliates and its and their respective directors, officers, employees, stockholders and agents and all of their respective successors, heirs and assigns (the "Amorfix Indemnitees") from and against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon such Amorfix Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters, to the extent arising out of (a) the development, testing, production, manufacture, supply, promotion, import, sale or use by any person of any Licensed Product (or any component thereof) manufactured or sold by or on behalf of Biogen Idec or any Affiliate or Sublicensee under this Agreement, (b) any material breach of this Agreement by Biogen Idec, its Affiliates or its Sublicensees, or (c) the gross negligence or willful misconduct on the part of Biogen Idec or any Affiliate or Sublicensee, in any such case under this Section 8.1.1, except to the extent of Amorfix's responsibility therefor under Section 8.1.2 below.

8.1.2        Amorfix Indemnity. Subject to Section 8.1.1 above, Amorfix shall indemnify, defend and hold harmless Biogen Idec, Sublicensees, its and their Affiliates and its and their respective directors, officers, employees, and agents, and all of their respective successors, heirs and assigns (the "Biogen Idec Indemnitees") from and against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon such Biogen Idec Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters (but excluding any patent infringement matters, which are governed by Article 6 above), to the extent arising out of (a) any material breach of this Agreement by Amorfix, or (b) the gross negligence or willful misconduct on the part of Amorfix.

8.2            Indemnification Procedures. In the event that any Indemnitee is seeking indemnification under Section 8.1 above from a Party (the "Indemnifying Party"), the other Party shall notify the Indemnifying Party of such claim with respect to such Indemnitee as soon as reasonably practicable after the Indemnitee receives notice of the claim, and the Party (on behalf of itself and such Indemnitee) shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The indemnification obligations under Article 8 shall not apply to (a) any harm suffered to the extent directly resulting from any delay in notice to the Indemnifying Party hereunder or (b) amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnifying Party. The Indemnifying Party shall not unreasonably withhold or delay its consent to a settlement solely for monetary consideration that is proposed by the Indemnitee. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by Section 8.1.

8.3            Insurance.

8.3.1        Biogen Idec Insurance. Biogen Idec shall, either itself or, if Biogen Idec does not directly commercialize Licensed Products, through its Sublicensees, maintain insurance during the Term and for a period of at least three (3) years after the last commercial sale of a Licensed Product in the Licensed Field in the Territory under this Agreement, or, if development of Licensed Products ceases prior to Regulatory Approval, three (3) years after termination of such development, with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement. Specifically, Biogen Idec, and, as applicable, its Sublicensees, shall maintain product and clinical trial liability insurance of at least Five Million ($5,000,000) per occurrence on a worldwide basis. Notwithstanding the foregoing, Biogen Idec, or, as applicable, its Sublicensees, may satisfy the obligations of this Section 8.3 through a program of self-insurance, provided it has assets and earnings sufficient to cover the potential indemnified losses contemplated in Section 8.1. Biogen Idec will further ensure compliance with all foreign local clinical trial liability insurance requirements that may apply with respect to Licensed Product(s). Upon request, Biogen Idec shall provide Amorfix with evidence of the existence and maintenance of such insurance coverage.

8.3.2        Amorfix Insurance. Amorfix shall maintain insurance during the Term and for a period of at least three (3) years after the expiration or termination of this Agreement with a reputable, solvent insurer in an amount appropriate to meet its potential liabilities under Section 8.2 or otherwise under this Agreement, and in no event less than at least Five Million ($5,000,000) per occurrence on a worldwide basis. Upon request, Amorfix shall provide Biogen Idec with evidence of the existence and maintenance of such insurance coverage.

9.              TERM AND TERMINATION

9.1             Term; Expiration. The term of this Agreement ("Term") shall expire upon the expiration of the final payment obligation under Article 4 above. Upon the expiration of the Royalty Term in a given country on a product-by-product basis (but for clarity, not upon the early termination of this Agreement), the licenses and rights granted by Amorfix under this Agreement will continue on an irrevocable, fully paid-up, royalty-free basis in such country, and upon the expiration (but for clarity, not upon the early termination of this Agreement) of the Term, the licenses and rights granted by Amorfix under this Agreement will continue on an irrevocable, fully paid-up, royalty-free basis throughout the world.

9.2             Termination for Breach. Subject to the other terms of this Agreement, this Agreement and the rights and options granted herein may be terminated by either Party upon any material breach by the other Party of any material obligation or condition, effective forty-five (45) days after giving written notice to the breaching Party of such termination in the case of a payment breach and one hundred twenty (120) days after giving written notice to the breaching Party of such termination in the case of any other breach, which notice shall describe such breach in reasonable detail. The foregoing notwithstanding, if such default or breach is cured or remedied or shown to be non-existent within the aforesaid forty-five (45) or one hundred twenty (120) day period, the notice shall be automatically withdrawn and of no effect. Furthermore, if either Party gives notice of the initiation of proceedings pursuant to Section 10 during the applicable termination notice period, no termination shall take effect during the pendency of such proceedings.

9.3             Voluntary Termination. Biogen Idec shall have the right to terminate this Agreement at any time upon ninety (90) days' written notice to Amorfix.

9.4             Termination for Bankruptcy. In the event that either Party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

9.5             Effects of Termination. Upon any termination of this Agreement by Amorfix pursuant to Sections 9.2 (Termination for Breach) or 9.4 (Termination for Bankruptcy) or by Biogen Idec pursuant to Section 9.3 (Voluntary Termination), as of the effective date of such termination all relevant licenses and sublicenses granted by Amorfix to Biogen Idec hereunder shall terminate automatically, Biogen Idec shall return all Confidential Information of Amorfix as required by Section 5, Biogen Idec shall return all Licensed Technology and Data that were originally provided by Amorfix to Biogen Idec in a manner consistent with the manner in which Amorfix is required to deliver under Section 3.1, and Biogen Idec shall deliver to Amorfix copies of Data, or at Biogen Idec's discretion a report summarizing the Data, generated during the term of this Agreement by Biogen Idec or its Sublicensees based specifically on the Existing Products ("New Data"). Biogen Idec and its Sublicensees provide such New Data on an "AS IS" basis without any warranties of any kind, including any warranty of non-infringement. Amorfix understands and agrees that such New Data may have been produced with the use of Third Party intellectual property and that Biogen Idec and its Sublicensees are not granting any rights under any Third Party intellectual property, unless otherwise expressly agreed by Biogen Idec. Notwithstanding the foregoing, except in the case of termination by Biogen Idec pursuant to Section 9.3 (Voluntary Termination), (a) no such termination of this Agreement shall be construed as a termination of any valid sublicense of any Sublicensee hereunder, and thereafter each such Sublicensee shall be considered a direct licensee of Amorfix, provided that (i) such Sublicensee is then in full compliance with all terms and conditions of its sublicense, (ii) all accrued payments obligations to Amorfix have been paid, and (iii) such Sublicensee agrees in writing to assume all applicable obligations of Biogen Idec under this Agreement. Upon any termination of this Agreement by Biogen Idec pursuant to Section 9.2 (Termination for Breach), all licenses and option rights granted by Amorfix to Biogen Idec hereunder shall continue in full force and effect as if this Agreement had not been terminated, provided that Biogen Idec continues to make all payments due hereunder that would have been due hereunder if this Agreement had not been terminated.

9.6              Remedies. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 9 are in addition to any other relief and remedies available to either Party at law.

9.7              Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Articles and Sections 1 (Definitions), 5 (Treatment of Confidential Information), 8 (Indemnification), 9.4 (Effects of Termination), 9.5 (Remedies), 9.6 (Surviving Provisions), 10 (Disputes) and 11 (Miscellaneous) as well as any rights or obligations otherwise accrued hereunder (including any accrued payment obligations), shall survive the expiration or termination of the Term. Without limiting the generality of the foregoing, Biogen Idec shall have no obligation to make any milestone or royalty payment to Amorfix that has not accrued prior to the effective date of any termination of this Agreement, but shall remain liable for all such payment obligations accruing prior to the effective date of such termination.

10.            DISPUTES

Any dispute, controversy or claim initiated by either Party arising out of. resulting from or relating to this Agreement, or the performance by either Party of its obligations under this Agreement, whether before or after termination of this Agreement, shall be subject to the sole jurisdiction of, and venue in, the U.S. federal courts of competent jurisdiction located within Boston, Massachusetts, USA., if available, and otherwise the state courts of competent jurisdiction located within Boston, Massachusetts, USA. Biogen Idec and Amorfix each irrevocably consent to the jurisdiction of such courts, irrevocably waive any objection based on inconvenience of forum, and agree that process may be served in the manner provided herein for giving notices or otherwise as allowed by Massachusetts or applicable federal law. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party.

11.            MISCELLANEOUS

11.1          Notification. All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission (to be followed with written fax confirmation), (iii) sent by private courier service providing evidence of receipt, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid. The addresses and other contact information for the parties are as follows:

If to Amorfix:           Amorfix

3403 American Drive
Mississauga, Ontario
L4V 1T4 Canada

Attention:             Robert Gundel, PhD, MBA

President & CEO Facsimile: [***]

Phone: [***]

With a copy to:

Lang Michener LLP
1500-1055 West Georgia Street
PO Box 11117
Vancouver, BC V6E 4N7
Attention: Gary C. Floyd
Facsimile: [***]

If to Biogen Idec:

Biogen Idec MA Inc.
14 Cambridge Center
Cambridge MA 02142
Attention:
Susan Alexander, Esq.
General Counsel
Facsimile: [***]
Phone: [***]

With a copy to (which shall not constitute notice hereunder):

Biogen Idec MA Inc.
14 Cambridge Center
Cambridge MA 02142
Attention: Head of Business Development
Facsimile: [***]
Phone: [***]

All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by the recipient, (iii) if sent by private courier, on the day such notice is delivered to the recipient, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

11.2          Language. The parties hereto have requested that this Agreement and any related documents be drafted in English. Les parties aux presentes ont exige que le present contrat et tous les documents qui s 'y rattachent soit rediges en anglais. Any translation of this Agreement or any part hereof into a language other than English is for convenience only, and only the original English language version of this Agreement, as it may be amended from time to time as permitted herein, shall have legal effect.

11.3          Governing Law. This Agreement will be construed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts (excluding its body of law controlling conflicts of law). The UN Convention for the International Sale of Goods shall not apply to this Agreement.

11.4          Limitations. Except as expressly set forth in this Agreement, neither Party grants to the other Party any right or license to any of its intellectual property.

11.5          Entire Agreement; Amendment. This is the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior representations, understandings and agreements between the Parties with respect to the subject matter hereof, unless otherwise expressly agreed by the Parties. No modification shall be effective unless in writing with specific reference to this Agreement and signed by the Parties.

11.6          Waiver. The terms or conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.

11.7          Headings. Article, section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement.

11.8          Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned, delegated or otherwise transferred, in whole or part, by either Party without the prior express written consent of the other; provided, however, that either Party may, without the written consent of the other but upon written notice to the other, assign this Agreement in its entirety to its Affiliates, or in connection with the transfer or sale of all or substantially all of such Party's assets or business related to this Agreement, or in the event of its merger, consolidation, change in control or similar transaction. Amorfix shall not assign or otherwise transfer to any Affiliate or any Third Party ownership of any of the Licensed Patent Rights or Licensed Technology unless such Affiliate or Third Party agrees in writing to be bound by this Agreement and an executed copy of such agreement is provided to Biogen Idec. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 11.8 shall be void. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties.

11.9          Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party (excluding a lack of credit, cash or financing), provided that the Party so affected (a) notifies the other Party as soon as practicable in the circumstances of the occurrence of, and expected duration of, such event or circumstance, and (b) uses its reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder as soon as commercially practicable.

11.10      Construction. The Parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement. In this Agreement: (a) the word "including" shall be deemed to be followed by the phrase "without limitation" or like expression; (b) the singular shall include the plural and vice versa; (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable, and (d) all references to dollars or $ are to United States dollars, whether or not so expressly stated.

11.11      Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the Term hereof, it is the intention of the Parties that such provision(s) be deemed to be severed from this Agreement and the remainder of this Agreement shall not be affected thereby. The Parties hereto agree to renegotiate any such severed provision in good faith in order to provide a reasonably acceptable, valid alternative to the severed provision, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

11.12      Status. Nothing in this Agreement is intended or shall be deemed to constitute a partner, agency, employer-employee, or joint venture relationship between the Parties.

11.13       No Set-Off. Except as expressly set out in this Agreement, any payment obligation under this Agreement is absolute and unconditional and is not affected by any circumstance, including without limitation any set-off, compensation, counterclaim, recoupment, defense or other right that a Party may have against the other Party or anyone else for any reason at all.

11.14      Section 365(n). All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "intellectual property" as defined in Section 101 of such Code and any equivalent foreign legislation. The Parties agree that Biogen Idec may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets.

11.15      Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.16      Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

BIOGEN IDEC MA INC.		AMORFIX LIFE SCIENCES LTD.

By:		By:

Title:	VP, Discovery Neuroloy	Title:	Authorized Director

Exhibit A

Licensed Patent Rights

[Intentionally omitted]

Exhibit B

Existing Product

[Intentionally omitted]

Exhibit C

Licensed Technology

[Intentionally omitted]

Exhibit D

Qualified Study Example

THE FOLLOWING QUALIFIED STUDY EXAMPLE IS CONFIDENTIAL INFORMATION OF BIOGEN IDEC.

[Intentionally omitted]

Exhibit E

Upstream Agreements

[Intentionally omitted]

Exhibit F

Additional Agreements

[Intentionally omitted]